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Emma Jo Kauffman

(615) 855-5525

DOLLAR GENERAL ANNOUNCES APPROVAL OF 10b5-1 PLAN

GOODLETTSVILLE, Tennessee – April 15, 2004 – Dollar General Corporation (NYSE: DG) announced today that its Board of Directors has approved a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate the repurchase of its common stock pursuant to the Company’s previously announced share repurchase authorization.  A broker or brokers selected by the Company will have the authority under terms and limitations specified in the plan to repurchase shares on behalf of the Company up to an amount that does not exceed the amount of shares remaining under the repurchase authorization. The plan becomes effective on April 19, 2004. The latest date on which the plan will terminate is March 13, 2005. A 10b5-1 plan allows the Company to repurchase shares at times when it would ordinarily not be in the market because of the Company’s trading policies.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 6,874 neighborhood stores as of April 2, 2004.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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